Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 30, 2013, in the Registration Statement (Form S-4) and related Prospectus of APX Group Holdings, Inc. for the registration of $250 million of 8.75% Senior Notes due 2020.

/s/ Ernst & Young LLP

Salt Lake City, Utah

January 29, 2014